Exhibit 99.1

eMagin Announces Change in CFO Position

HOPEWELL JUNCTION, N.Y.--(BUSINESS WIRE)--

eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced that Paul Campbell, CFO, has resigned from the company to pursue other interests effective September 14, 2014. eMagin thanks Mr. Campbell for his service to the Company since April, 2008. Mr. Campbell is succeeded by Jeffrey P. Lucas.

Mr. Lucas brings a wealth of experience to the CFO role with a background in global manufacturing, product commercialization and strategy consulting. Most recently, he served as the CFO of Transfreight Companies (“Transfreight”), where he was responsible for leading the finance, information technology, and business analytics teams.

Mr. Lucas holds an MBA in Finance from Harvard University (1987) and a Bachelor of Arts degree in Economics from Tufts University (1982). He is a Certified Public Accountant and a Chartered Financial Analyst.

"On behalf of our board and management team, I would like to thank Paul for his service and contributions over the past seven years," said Andrew Sculley, President and CEO of eMagin. "We welcome Jeffrey to the position and are very pleased to have someone of his caliber and financial skill set serve as our CFO. We believe Jeffrey's broad experience working with technology and growth companies will be instrumental as we continue to focus on bringing our revolutionary OLED microdisplay technology to market."

"This is an extraordinary time for eMagin Corporation,” Mr. Lucas said. “The Company has made tremendous advancements in the field of microdisplay technology. I am excited to be joining this talented team and contributing to the company's next phase of growth as we advance the commercialization and high volume manufacturing of our products."

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Contact:

eMagin Corporation

Andrew Sculley, President and CEO
845-838-7900